Exhibit 99.1

News Release

Abbott Reports First-Quarter 2018 Results

•                 First-quarter reported sales growth of 16.7 percent; GAAP EPS from continuing operations of $0.23

•                 First-quarter organic sales growth of 6.9 percent

•                 First-quarter adjusted EPS from continuing operations of $0.59, at the upper end of the previous guidance range

•                 Several recently launched products contributing to strong growth

ABBOTT PARK, Ill., April 18, 2018 — Abbott today announced financial results for the first quarter ended March 31, 2018.

•                  First-quarter worldwide sales of $7.4 billion increased 16.7 percent on a reported basis and 6.9 percent on an organic* basis.

•                  Reported diluted EPS from continuing operations under GAAP was $0.23 in the first quarter.

•                  Adjusted diluted EPS from continuing operations, which excludes specified items, was $0.59, at the upper end of Abbott’s previous guidance range.

•                  Abbott projects full-year 2018 diluted EPS from continuing operations of $1.23 to $1.33 on a GAAP basis1. Projected full-year adjusted diluted EPS from continuing operations remains $2.80 to $2.90, reflecting 14.0 percent growth at the midpoint.

•                  In January, Abbott announced U.S. FDA approval for magnetic resonance (MR)-conditional labeling for its Quadra AssuraTM and Quadra Assura MPTM cardiac resynchronization therapy defibrillator (CRT-D) devices and its Fortify AssuraTM implantable cardioverter defibrillator (ICD). With these approvals, Abbott has MR-conditional labeling for its suite of pacemaker, ICD and CRT-D devices.

•                  In January, Abbott announced that FreeStyle® Libre, Abbott’s revolutionary sensor-based continuous glucose monitoring system, is now available and approved for coverage by the U.S. Center for Medicare and Medicaid Services.

•                  In March, Abbott announced clinical trial data from the MOMENTUM 3 study, which demonstrated that its HeartMate 3TM left ventricular assist device (LVAD) improved survival and clinical outcomes at two years for patients with advanced heart failure. The trial data will be submitted to the U.S. FDA to support consideration to expand the current HeartMate 3 indication to include long-term use.

“We’re off to a strong start to the year as we forecasted,” said Miles D. White, chairman and chief executive officer, Abbott. “We’re particularly pleased with the continued strong growth in Medical Devices and improving performance in our Nutrition business.”

—more—

* See note on organic growth on the next page.

FIRST-QUARTER BUSINESS OVERVIEW

Note: Management believes that measuring sales growth rates on an organic basis is an appropriate way for investors to best understand the underlying performance of the business.

Organic sales growth:

•                  Excludes prior year results for the Abbott Medical Optics (AMO) and St. Jude Medical vascular closure businesses, which were divested during the first quarter 2017;

•                  Excludes the current and prior year results for Rapid Diagnostics, which reflect results for Alere Inc., which was acquired on Oct. 3, 2017; and

•                  Excludes the impact of foreign exchange.

Following are sales by business segment and commentary for the first quarter:

Total Company

($ in millions)

				% Change vs. 1Q17
	Sales 1Q18			Reported			Organic
	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total
Total *	2,675	4,715	7,390	15.1	17.6	16.7	5.0	8.0	6.9
Nutrition	758	998	1,756	3.8	9.5	7.0	3.8	5.5	4.7
Diagnostics	700	1,137	1,837	89.2	44.3	58.7	1.8	7.3	5.5
Established Pharmaceuticals	—	1,044	1,044	n/a	9.9	9.9	n/a	6.8	6.8
Medical Devices	1,209	1,535	2,744	6.4	22.0	14.6	6.9	11.7	9.4

* Total 2018 Abbott sales from continuing operations include Other Sales of $9 million.

n/a = Not Applicable.

Note: In order to compute results excluding the impact of exchange rates, current year U.S. dollar sales are multiplied or divided, as appropriate, by the current year average foreign exchange rates and then those amounts are multiplied or divided, as appropriate, by the prior year average foreign exchange rates.

First-quarter 2018 worldwide sales of $7.4 billion increased 16.7 percent on a reported basis. On an organic basis, worldwide sales increased 6.9 percent. Refer to page 13 for a reconciliation of adjusted historical revenue.

Nutrition

($ in millions)

				% Change vs. 1Q17
	Sales 1Q18			Reported			Organic
	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total
Total	758	998	1,756	3.8	9.5	7.0	3.8	5.5	4.7
Pediatric	448	546	994	3.7	10.5	7.3	3.7	6.3	5.1
Adult	310	452	762	4.0	8.4	6.6	4.0	4.4	4.3

Worldwide Nutrition sales increased 7.0 percent on a reported basis in the first quarter, including a favorable 2.3 percent effect of foreign exchange, and increased 4.7 percent on an organic basis.

Worldwide Pediatric Nutrition sales increased 7.3 percent on a reported basis in the first quarter, including a favorable 2.2 percent effect of foreign exchange, and increased 5.1 percent on an organic basis. International sales increased 10.5 percent on a reported basis, including a favorable 4.2 percent effect of foreign exchange, and increased 6.3 percent on an organic basis, which was led by strong growth across several countries in Asia, including Greater China. In the U.S., continued above-market growth was led by market share gains in the infant nutrition category.

Worldwide Adult Nutrition sales increased 6.6 percent on a reported basis in the first quarter, including a favorable 2.3 percent effect of foreign exchange, and increased 4.3 percent on an organic basis. Worldwide sales growth was led by Ensure®, Abbott’s market-leading complete and balanced nutrition brand, and Glucerna®, Abbott’s market-leading diabetes-specific nutrition brand.

Diagnostics

($ in millions)

				% Change vs. 1Q17
	Sales 1Q18			Reported			Organic
	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total
Total *	700	1,137	1,837	89.2	44.3	58.7	1.8	7.3	5.5
Core Laboratory	228	791	1,019	5.6	13.8	11.9	5.6	6.5	6.3
Molecular	39	79	118	(13.8)	17.5	5.0	(13.8)	11.4	1.3
Point of Care	110	31	141	0.6	23.0	4.8	0.6	18.6	4.0
Rapid Diagnostics *	323	236	559	n/m	n/m	n/m	n/m	n/m	n/m

* Rapid Diagnostics reflects sales from Alere Inc., which was acquired on Oct. 3, 2017. Organic growth rates above exclude results from the Rapid Diagnostics business.

n/m = Percent change is not meaningful.

Worldwide Diagnostics sales increased 58.7 percent on a reported basis in the first quarter. On an organic basis, sales increased 5.5 percent. Refer to page 13 for a reconciliation of adjusted historical revenue.

Core Laboratory Diagnostics sales increased 11.9 percent on a reported basis in the first quarter, including a favorable 5.6 percent effect of foreign exchange, and increased 6.3 percent on an organic basis, reflecting continued above-market growth driven by share gains in the U.S. and internationally.

Molecular Diagnostics sales increased 5.0 percent on a reported basis in the first quarter, including a favorable 3.7 percent effect of foreign exchange, and increased 1.3 percent on an organic basis. As expected, strong growth in infectious disease testing, Abbott’s core area of focus in the molecular diagnostics market, was partially offset by a planned scale down in other testing areas, primarily in the U.S.

Point of Care Diagnostics sales increased 4.8 percent on a reported basis in the first quarter, including a favorable 0.8 percent effect of foreign exchange, and increased 4.0 percent on an organic basis, led by strong international growth of Abbott’s i-STAT® handheld system.

Rapid Diagnostics worldwide sales of $559 million were led by infectious disease testing, including strong flu and strep testing volumes in the U.S.

Established Pharmaceuticals

($ in millions)

				% Change vs. 1Q17
	Sales 1Q18			Reported			Organic
	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total
Total	—	1,044	1,044	n/a	9.9	9.9	n/a	6.8	6.8
Key Emerging Markets	—	793	793	n/a	8.7	8.7	n/a	6.8	6.8
Other	—	251	251	n/a	13.9	13.9	n/a	6.6	6.6

Established Pharmaceuticals sales increased 9.9 percent on a reported basis in the first quarter, including a favorable 3.1 percent effect of foreign exchange, and increased 6.8 percent on an organic basis.

Key Emerging Markets comprise several countries that represent the most attractive long-term growth opportunities for Abbott’s branded generics product portfolio. Sales in these geographies increased 8.7 percent on a reported basis in the first quarter, including a favorable 1.9 percent effect of foreign exchange, and increased 6.8 percent on an organic basis. Sales growth was led by double-digit growth across several geographies, including India, China and Brazil.

Medical Devices

($ in millions)

				% Change vs. 1Q17
	Sales 1Q18			Reported			Organic
	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total
Total	1,209	1,535	2,744	6.4	22.0	14.6	6.9	11.7	9.4
Cardiovascular and Neuromodulation	1,123	1,200	2,323	5.8	15.2	10.5	6.4	6.0	6.2
Rhythm Management	264	271	535	1.3	8.3	4.7	1.3	(1.2)	—
Electrophysiology	182	209	391	25.8	22.1	23.8	25.8	12.5	18.6
Heart Failure	114	39	153	4.3	17.0	7.3	4.3	6.7	4.8
Vascular	286	453	739	(6.0)	13.7	5.2	(4.1)	5.9	1.6
Structural Heart	109	184	293	1.9	23.4	14.5	1.9	11.5	7.5
Neuromodulation	168	44	212	23.6	13.0	21.3	23.6	2.0	18.8
Diabetes Care	86	335	421	14.5	54.5	44.2	14.5	39.2	32.9

Worldwide Medical Devices sales increased 14.6 percent on a reported basis in the first quarter. On an organic basis, sales increased 9.4 percent. Refer to page 13 for a reconciliation of adjusted historical revenue.

In Cardiovascular and Neuromodulation, worldwide sales growth in the first quarter was led by double-digit growth in Electrophysiology and Neuromodulation. Growth in Electrophysiology includes share gains from the recent U.S. launch of Abbott’s Confirm RxTM Insertable Cardiac Monitor (ICM), the world’s first and only smartphone-compatible ICM designed to help physicians remotely identify cardiac arrhythmias. In Heart Failure, sales growth was led by market uptake of Abbott’s HeartMate 3 system. In the quarter, Abbott announced clinical trial data from the MOMENTUM 3 study demonstrating that its HeartMate 3 LVAD improved survival and clinical outcomes at 2 years for patients with advanced heart failure. The trial data will be submitted to the U.S. FDA to support consideration to expand the current HeartMate 3 indication to include long-term use. Growth in Structural Heart was driven by MitraClip®, Abbott’s market-leading device for the minimally-invasive treatment of mitral regurgitation. In March, Abbott announced MitraClip was granted national reimbursement in Japan, which enables greater access for patients to this life-altering therapy. In Neuromodulation, strong double-digit growth was led by a portfolio of recently launched products for the treatment of chronic pain and movement disorders.

In Diabetes Care, worldwide sales increased 44.2 percent on a reported basis in the first quarter, including a favorable 11.3 percent effect of foreign exchange, and increased 32.9 percent on an organic basis. Strong double-digit growth was led by FreeStyle Libre, Abbott’s revolutionary sensor-based continuous glucose monitoring (CGM) system, which removes the need for routine fingersticks2 for people with diabetes. During the quarter, Abbott announced that the FreeStyle LibreLink3,4 app is available in Europe for use with compatible smartphones, which allows people to access glucose data directly from their phones and eliminates the need to carry a separate scanning device.

ABBOTT’S FULL-YEAR EARNINGS-PER-SHARE GUIDANCE

Abbott projects 2018 diluted earnings per share from continuing operations under Generally Accepted Accounting Principles (GAAP) of $1.23 to $1.33.

Abbott forecasts net specified items for the full year 2018 of approximately $1.57 per share. Specified items include intangible amortization expense, acquisition-related expenses, charges associated with cost reduction initiatives and other expenses.

Excluding specified items, projected adjusted diluted earnings per share from continuing operations would be $2.80 to $2.90 for the full year 2018.

Abbott is issuing second-quarter 2018 guidance for diluted earnings per share from continuing operations under GAAP of $0.33 to $0.35. Abbott forecasts specified items for the second quarter 2018 of $0.37 primarily related to intangible amortization, acquisition-related expenses, cost reduction initiatives and other expenses. Excluding specified items, projected adjusted diluted earnings per share from continuing operations would be $0.70 to $0.72 for the second quarter.

ABBOTT DECLARES 377TH CONSECUTIVE QUARTERLY DIVIDEND

On Feb. 16, 2018, the board of directors of Abbott declared the company’s quarterly dividend of $0.28 per share. Abbott’s cash dividend is payable May 15, 2018, to shareholders of record at the close of business on April 13, 2018.

Abbott has increased its dividend payout for 46 consecutive years and is a member of the S&P 500 Dividend Aristocrats Index, which tracks companies that have annually increased their dividend for at least 25 consecutive years.

About Abbott:

Abbott is a global healthcare company devoted to improving life through the development of products and technologies that span the breadth of healthcare. With a portfolio of leading, science-based offerings in diagnostics, medical devices, nutritionals and branded generic pharmaceuticals, Abbott serves people in more than 150 countries and employs approximately 99,000 people.

Visit Abbott at www.abbott.com and connect with us on Twitter at @AbbottNews.

Abbott will webcast its live first-quarter earnings conference call through its Investor Relations website at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the webcast will be available later that day.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors’’ to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2017, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Abbott Financial:

Scott Leinenweber, 224-668-0791

Michael Comilla, 224-668-1872

Abbott Media:

Darcy Ross, 224-667-3655

1 Full-year 2018 guidance for diluted EPS from continuing operations on a GAAP basis represents 540.0 percent growth at the midpoint of the range.

2 Fingersticks are required for treatment decisions when you see Check Blood Glucose symbol, when symptoms do not match system readings, when you suspect readings may be inaccurate, or when you experience symptoms that may be due to high or low blood glucose.

3 Use of the FreeStyle LibreLink app requires registration with LibreView, a service provided by Abbott and Newyu, Inc.

4 The FreeStyle LibreLink app is compatible with NFC enabled phones running Android OS 5.0 or higher and with iPhone 7 and later running iOS 11 and later.

Abbott Laboratories and Subsidiaries

Condensed Consolidated Statement of Earnings

First Quarter Ended March 31, 2018 and 2017

(in millions, except per share data)

(unaudited)

	1Q18	1Q17	% Change
Net Sales	$7,390	$6,335	16.7

Cost of products sold, excluding amortization expense	3,067	3,062	0.1
Amortization of intangible assets	584	522	12.0
Research and development	589	553	6.4
Selling, general, and administrative	2,542	2,440	4.2
Total Operating Cost and Expenses	6,782	6,577	3.1

Operating earnings (loss)	608	(242)	n/m	1)

Interest expense, net	199	204	(2.1)
Net foreign exchange (gain) loss	(3)	(16)	(79.9)
Debt extinguishment costs	14	—	n/m
Other (income) expense, net	(33)	(1,166)	(97.1)	1)	2)
Earnings from Continuing Operations before taxes	431	736	(41.5)

Tax expense on Earnings from Continuing Operations	22	350	(93.8)	3)
Earnings from Continuing Operations	409	386	6.1

Earnings from Discontinued Operations, net of taxes	9	33	(74.7)	4)

Net Earnings	$418	$419	(0.4)

Earnings from Continuing Operations, excluding Specified Items, as described below	$1,050	$843	24.5	5)

Diluted Earnings per Common Share from:

Continuing Operations	$0.23	$0.22	4.5

Discontinued Operations	—	0.02	n/m	4)

Total	$0.23	$0.24	(4.2)

Diluted Earnings per Common Share from Continuing Operations, excluding Specified Items, as described below	$0.59	$0.48	22.9	5)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options	1,765	1,735

NOTES:

See tables on page 11 for an explanation of certain non-GAAP financial information.

n/m = Percent change is not meaningful.

See footnotes on the following page.

1)             Effective January 1, 2018, Abbott adopted Accounting Standards Update 2017-07, Compensation — Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which resulted in a retrospective reclassification of $40 million of net pension-related income from Operating earnings (loss) to Other (income) expense, net for the first quarter of 2017.

2)             2017 Other (income) expense, net includes a pretax gain of $1.151 billion from the sale of the AMO business.

3)             2018 Tax expense on Earnings from Continuing Operations includes the impact of approximately $65 million in excess tax benefits associated with share-based compensation.

2017 Tax expense on Earnings from Continuing Operations includes the tax associated with a $1.151 billion pretax gain on the sale of the AMO business.

4)             2018 and 2017 Earnings and Diluted Earnings per Common Share from Discontinued Operations, net of taxes reflect the impact of net tax benefits of $9 million and $33 million, respectively, as a result of the resolution of various tax positions from prior years.

5)             2018 Net Earnings and Diluted Earnings per Common Share from Continuing Operations, excluding Specified Items, excludes net after-tax charges of $641 million, or $0.36 per share, for intangible amortization expense and other expenses primarily associated with acquisitions and restructuring actions.

2017 Net Earnings and Diluted Earnings per Common Share from Continuing Operations, excluding Specified Items, excludes net after-tax charges of $457 million, or $0.26 per share, for intangible amortization expense and other expenses primarily associated with acquisitions and restructuring actions, partially offset by a gain on the sale of the AMO business.

Abbott Laboratories and Subsidiaries

Non-GAAP Reconciliation of Financial Information From Continuing Operations

First Quarter Ended March 31, 2018 and 2017

(in millions, except per share data)

(unaudited)

	1Q18
	As Reported (GAAP)	Specified Items	As Adjusted	% to Sales

Intangible Amortization	$584	$(584)	—
Gross Margin	3,739	647	$4,386	59.3%
R&D	589	(43)	546	7.4%
SG&A	2,542	(90)	2,452	33.2%
Net foreign exchange (gain) loss	(3)	(1)	(4)
Debt extinguishment costs	14	(14)	—
Other (income) expense, net	(33)	(2)	(35)
Earnings from Continuing Operations before taxes	431	797	1,228
Tax expense on Earnings from Continuing Operations	22	156	178
Earnings from Continuing Operations	409	641	1,050
Diluted Earnings per Share from Continuing Operations	$0.23	$0.36	$0.59

Specified items reflect intangible amortization expense of $584 million and other expenses of $213 million, primarily associated with acquisitions, restructuring actions and other expenses. See page 14 for additional details regarding specified items.

	1Q17
	As Reported (GAAP)	Specified Items	As Adjusted	% to Sales

Intangible Amortization	$522	$(522)	—
Gross Margin	2,751	984	$3,735	59.0%
R&D	553	(40)	513	8.1%
SG&A	2,440	(367)	2,073	32.7%
Interest expense, net	204	(17)	187
Other (income) expense, net	(1,166)	1,134	(32)
Earnings from Continuing Operations before taxes	736	274	1,010
Tax expense on Earnings from Continuing Operations	350	(183)	167
Earnings from Continuing Operations	386	457	843
Diluted Earnings per Share from Continuing Operations	$0.22	$0.26	$0.48

Note: The As Reported and As Adjusted amounts reflect the impact of adopting the new accounting rules related to the recognition of retirement benefits — See Footnote 1 on page 10 for additional information.

Specified items reflect intangible amortization expense of $522 million and other expenses of $903 million, primarily associated with acquisitions, including approximately $390 million of inventory step-up amortization related to St. Jude Medical, charges related to restructuring actions and other expenses, partially offset by a gain of $1.151 billion from the sale of the AMO business. See page 15 for additional details regarding specified items.

A reconciliation of the first-quarter tax rates for continuing operations for 2018 and 2017 is shown below:

	1Q18
($ in millions)	Pre-Tax Income	Taxes on Earnings	Tax Rate
As reported (GAAP)	$431	$22	5.0%	1)
Specified items	797	156
Excluding specified items	$1,228	$178	14.5%

	1Q17
($ in millions)	Pre-Tax Income	Taxes on Earnings	Tax Rate
As reported (GAAP)	$736	$350	47.6%	2)
Specified items	274	(183)
Excluding specified items	$1,010	$167	16.5%

1)             Reported tax rate on a GAAP basis for 2018 includes the impact of approximately $65 million in excess tax benefits associated with share-based compensation.

2)             Reported tax rate on a GAAP basis for 2017 includes the impact of taxes associated with a $1.151 billion pretax gain on the sale of the AMO business.

Abbott Laboratories and Subsidiaries

Non-GAAP Reconciliation of Adjusted Historical Revenue

First Quarter Ended March 31, 2018 and 2017

($ in millions) (unaudited)

	1Q18			1Q17			% Change vs. 1Q17
	Abbott	Rapid	Adjusted	Abbott	Divested	Adjusted		Non-GAAP
	Reported	Diagnostics	Revenue	Reported	Businesses a)	Revenue	Reported	Reported	Organic b)

Total Company	7,390	(559)	6,831	6,335	(187)	6,148	16.7	11.1	6.9
U.S.	2,675	(323)	2,352	2,324	(84)	2,240	15.1	5.0	5.0
Int’l	4,715	(236)	4,479	4,011	(103)	3,908	17.6	14.6	8.0
Total Diagnostics	1,837	(559)	1,278	1,158	—	1,158	58.7	10.4	5.5
U.S.	700	(323)	377	371	—	371	89.2	1.8	1.8
Int’l	1,137	(236)	901	787	—	787	44.3	14.4	7.3
Rapid Diagnostics	559	(559)	—	—	—	—	n/m	n/m	n/m
U.S.	323	(323)	—	—	—	—	n/m	n/m	n/m
Int’l	236	(236)	—	—	—	—	n/m	n/m	n/m
Total Medical Devices	2,744	—	2,744	2,395	(12)	2,383	14.6	15.1	9.4
U.S.	1,209	—	1,209	1,136	(6)	1,130	6.4	6.9	6.9
Int’l	1,535	—	1,535	1,259	(6)	1,253	22.0	22.6	11.7
Cardiovascular and Neuromodulation	2,323	—	2,323	2,103	(12)	2,091	10.5	11.1	6.2
U.S.	1,123	—	1,123	1,061	(6)	1,055	5.8	6.4	6.4
Int’l	1,200	—	1,200	1,042	(6)	1,036	15.2	15.9	6.0
Vascular	739	—	739	703	(12)	691	5.2	6.9	1.6
U.S.	286	—	286	304	(6)	298	(6.0)	(4.1)	(4.1)
Int’l	453	—	453	399	(6)	393	13.7	15.3	5.9

a) Reflects sales related to the AMO and St. Jude Medical vascular closure businesses prior to divesting in the first quarter 2017.

b) In order to compute results excluding the impact of exchange rates, current year U.S. dollar sales are multiplied or divided, as appropriate, by the current year average foreign exchange rates and then those amounts are multiplied or divided, as appropriate, by the prior year average foreign exchange rates.

Abbott Laboratories and Subsidiaries

Details of Specified Items

First Quarter Ended March 31, 2018

(in millions, except per share data)

(unaudited)

	Acquisition or Divestiture- related (a)	Restructuring and Cost Reduction Initiatives (b)	Intangible Amortization	Other (c)	Total Specifieds
Gross Margin	$45	$18	$584	$—	$647
R&D	(16)	(2)	—	(25)	(43)
SG&A	(86)	(4)	—	—	(90)
Net foreign exchange (gain) loss	—	(1)	—	—	(1)
Debt extinguishment costs	—	—	—	(14)	(14)
Other (income) expense, net	(2)	—	—	—	(2)
Earnings from Continuing Operations before taxes	$149	$25	$584	$39	797
Tax expense on Earnings from Continuing Operations (d)					156
Earnings from Continuing Operations					$641
Diluted Earnings per Share from Continuing Operations					$0.36

The table above provides additional details regarding the specified items described on page 11.

a)             Acquisition-related expenses include costs for legal, accounting, tax, and other services related to business acquisitions, integration costs which represent incremental costs directly related to integrating the acquired businesses and include expenditures for consulting, retention, severance, and the integration of systems, processes and business activities, fair value adjustments to contingent consideration related to a business acquisition, and inventory step-up amortization.

b)             Restructuring and cost reduction initiative expenses include severance, outplacement, inventory write-downs, asset impairments, accelerated depreciation, and other direct costs associated with specific restructuring plans and cost reduction initiatives. Restructuring and cost reduction plans consist of distinct initiatives to streamline operations including the consolidation and rationalization of business activities and facilities, workforce reductions, the transfer of product lines between manufacturing facilities, and the transfer of other business activities between sites.

c)              Other expense relates to the acquisition of an R&D asset and the cost associated with the early extinguishment of debt.

d)             Reflects the net tax benefit associated with the specified items and excess tax benefits associated with share-based compensation.

Abbott Laboratories and Subsidiaries

Details of Specified Items

First Quarter Ended March 31, 2017

(in millions, except per share data)

(unaudited)

	Acquisition or Divestiture- related (a)	Restructuring and Cost Reduction Initiatives (b)	Intangible Amortization	Total Specifieds
Gross Margin	$406	$56	$522	$984
R&D	(14)	(26)	—	(40)
SG&A	(352)	(15)	—	(367)
Interest expense, net	(17)	—	—	(17)
Other (income) expense, net	1,168	(34)	—	1,134
Earnings from Continuing Operations before taxes	$(379)	$131	$522	274
Tax expense on Earnings from Continuing Operations (c)				(183)
Earnings from Continuing Operations				$457
Diluted Earnings per Share from Continuing Operations				$0.26

The table above provides additional details regarding the specified items described on page 11.

a)             Acquisition-related expenses include bankers’ fees and costs for legal, accounting, tax, and other services related to business acquisitions, integration costs which represent incremental costs directly related to integrating the acquired businesses and include expenditures for consulting, retention, severance, and the integration of systems, processes and business activities, fair value adjustments to contingent consideration related to a business acquisition, and inventory step-up amortization. The specified items in interest expense include amortization expense associated with acquisition-related bridge facility fees. Divestiture-related expenses include incremental costs to separate the divested businesses as well as bankers’ fees and costs for legal, accounting, tax, and other services related to the divestitures.

b)             Restructuring and cost reduction initiative expenses include severance, outplacement, inventory write-downs, asset impairments, accelerated depreciation, and other direct costs associated with specific restructuring plans and cost reduction initiatives. Restructuring and cost reduction plans consist of distinct initiatives to streamline operations including the consolidation and rationalization of business activities and facilities, workforce reductions, the transfer of product lines between manufacturing facilities, and the transfer of other business activities between sites. Any gains related to the divestiture of a facility as part of a restructuring program are also included in this category.

c)              Reflects the net tax benefit associated with the specified items and excess tax benefits associated with share-based compensation.

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